Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-XXXXX) pertaining to the issuance of $20,000,000 of Obligations under the Capri Holdings Limited Deferred Compensation Plan of our reports dated May 29, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Capri Holdings Limited and subsidiaries, included in its Annual Report (Form 10-K) for the year ended March 30, 2019, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

November 14, 2019